CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price (1)	Fee

Floating Rate Notes due 2012	$369,640,216.86	$11,347.95
Fixed Rate Notes due 2014	$147,856,086.75	$4,539.19

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 121.74 yen per $1.00 as of May 25, 2007.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 300 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 29, 2007	Dated May 25, 2007
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Floating Rate Senior Registered Notes Due 2012
Fixed Rate Senior Registered Notes Due 2014

     We, Morgan Stanley, may not redeem the Global Medium-Term Notes, Series G Floating Rate Senior Registered Notes Due 2012 (the “floating rate notes due 2012”) or the Global Medium-Term Notes, Series G Fixed Rate Senior Registered Notes Due 2014 (the “fixed rate notes due 2014” and, together with the floating rate notes due 2012, the “notes”) prior to the maturities thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

     Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

     We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

     We describe the basic features of this type of note in the section called “Description of Notes” in the accompanying prospectus supplement and the section called “Description of Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below.

     On October 1, 2006, The Bank of New York succeeded JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) as the trustee under the Senior Debt Indenture under which the notes are issued.

Floating Rate Notes Due 2012		Fixed Rate Notes Due 2014

Principal Amount:	¥45,000,000,000	Principal Amount:	¥18,000,000,000
Maturity Date:	June 7, 2012; provided	Maturity Date:	June 6, 2014
	that if such day is not a	Settlement Date
	Business Day, the	(Original Issue Date):	May 31, 2007
	Maturity Date will be the	Interest Accrual Date:	May 31, 2007
	next succeeding Business	Issue Price:	100%
	Day, unless that	Underwriters’ Discounts
	succeeding Business Day	and Commissions:	0.35%
	would fall in the next	Proceeds to the Company:	¥17,937,000,000
	calendar month, in which	Specified Currency:	Japanese yen
	case the Maturity Date	Redemption Percentage
	will be the immediately	at Maturity:	100%
	preceding Business Day.	Interest Rate:	1.99% per annum
Settlement Date		Interest Payment Dates:	Each December 6 and June 6,
(Original Issue Date):	May 31, 2007		commencing December 6, 2007
Interest Accrual Date:	May 31, 2007	Interest Payment Period:	Semi-Annually
Issue Price:	100%	Day Count Convention:	30/360
Underwriters’ Discounts		Denominations:	¥100,000,000 and integral
and Commissions:	0.25%		multiples thereof
Proceeds to the Company:	¥44,887,500,000	Business Days:	London, New York, TARGET
Redemption Percentage			Settlement Day and Tokyo
at Maturity:	100%
Base Rate:	LIBOR
Spread (Plus or Minus):	Plus 0.23%
Spread Multiplier:	N/A
Index Maturity:	Six months

(continued on the next page)	(continued on the next page)

MORGAN STANLEY

Mitsubishi UFJ Securities International plc	Mizuho International plc	Shinsei International Limited
Barclays Capital	BNP Paribas	Commerzbank Corporates & Markets

May 25, 2007

Floating Rate Notes Due 2012 (continued)		Fixed Rate Notes Due 2014 (continued)

Index Currency:	Japanese yen	Agent:	Morgan Stanley & Co.
Specified Currency:	Japanese yen		International plc
Maximum Interest Rate:	N/A	Common Code:	030354117
Minimum Interest Rate:	0.00%	ISIN:	XS0303541170
Initial Interest Rate:	Interpolated 6-Month and	Form of Notes:	Registered
	7-Month LIBOR plus	Other Provisions:	None
0.23%; to be determined
on the second London
banking day immediately
preceding the Interest
Accrual Date.
Initial Redemption Date:	N/A
Initial Redemption
Percentage:	N/A
Annual Redemption
Percentage Reduction:	N/A
Optional Redemption
Date:	N/A
Interest Payment Dates:	Each December 7 and
June 7, commencing
December 7, 2007;
provided that if any
Interest Payment Date
(including the Maturity
Date) is not a Business
Day, that Interest Payment
Date will be the next
succeeding day that is a
Business Day, unless that
succeeding Business Day
would fall in the next
calendar month, in which
case such Interest
Payment Date will be in
the immediately preceding
Business Day.
Interest Payment Period:	Semi-Annually
Interest Reset Dates:	Each Interest Payment
Date
Interest Reset Period:	Semi-Annually
Interest Determination
Dates:	The second London
banking day immediately
preceding each Interest
Accrual Date
Day Count Convention:	Actual/360
Reporting Service:	Reuters as the successor to
Moneyline Telerate, with
Reuters page 3750 as the
successor to Telerate page
3750
Business Days:	London, New York,
TARGET Settlement Day
and Tokyo
Calculation Agent:	The Bank of New York
Agent:	Morgan Stanley & Co.
International plc
Denominations:	¥100,000,000 and integral
multiples thereof
Common Code:	030354044
ISIN:	XS0303540446
Form of Notes:	Registered
Other Provisions:	None

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

PS-2

Supplemental Information Concerning Plan of Distribution

     On May 25, 2007, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.75% for the floating rate notes due 2012 and a net price of 99.65% for the fixed rate notes due 2014, each of which we refer to as the “purchase price” for those tranches of notes. The purchase price for the floating rate notes due 2012 equals the stated issue price of 100% less a combined management and underwriting commission of 0.25% and the purchase price for the fixed rate notes due 2014 equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% .

	Principal Amount of	Principal Amount
Name	Floating Rate Notes Due 2012	of Fixed Rate Notes Due 2014

Morgan Stanley & Co. International plc	¥39,600,000,000	¥15,840,000,000
Mitsubishi UFJ Securities International plc	¥1,350,000,000	¥540,000,000
Mizuho International plc	¥1,350,000,000	¥540,000,000
Shinsei International Limited	¥1,350,000,000	¥540,000,000
Barclays Bank PLC	¥450,000,000	¥180,000,000
BNP Paribas	¥450,000,000	¥180,000,000
Commerzbank Aktiengesellschaft	¥450,000,000	¥180,000,000

Total	¥45,000,000,000	¥18,000,000,000

European Union Transparency Obligations Directive

     The European Union Transparency Obligations Directive (the “Directive”) may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder’s ability to resell the notes in the secondary market.

PS-3